Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

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O-I Glass, Inc.

One Michael Owens Way

Perrysburg, Ohio 43551-2999

Attention: MaryBeth Wilkinson

Re: Post-Effective Amendments to the Registration Statements on Form S-8 related to shares of common stock, $0.01 par value per share

Ladies and Gentlemen:

We have acted as special counsel to O-I Glass, Inc., a Delaware corporation (the “Company”), the successor issuer to Owens-Illinois, Inc., a Delaware corporation (“O-I”),  in connection with (i) the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of December 26, 2019, by and among the Company, O-I and Paddock Enterprises, LLC (“Paddock”) (the “Merger Agreement”), pursuant to which O-I merged with and into Paddock, with Paddock continuing as the surviving entity and as a direct wholly owned subsidiary of the Company (the “Merger”), (ii) the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Assignment and Assumption Agreement, dated as of December 26, 2019, by and among the Company and Paddock (the “Assignment and Assumption Agreement”), pursuant to which O-I Glass assumed (including sponsorship of) (a) the Owens-Illinois, Inc. Amended and Restated 2017 Incentive Award Plan (the “2017 Plan”) and (b) the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., the Second Amended and Restated Owens-Illinois, Inc. 2005 Incentive Award Plan, the Seventh Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan and the Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program (the “Additional Plans” and, together with the 2017 Plan, the “Plans”), and (iii) the preparation of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Amendment”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s adoption of Registration Statement No. 333-232954 (the “Registration Statement”) as the successor issuer to O-I pursuant to Rule 414 under the Act.

The Registration Statement relates to up to 6,000,000 shares (the “2017 Plan Shares”) of O-I’s common stock, par value $0.01 per share (“O-I Common Stock”), authorized for issuance under the 2017 Plan.  Pursuant to the Merger Agreement, upon the effectiveness of the Merger, each issued and outstanding share of O-I Common Stock held immediately prior to the Merger automatically converted into a right to receive an equivalent corresponding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), having the same designations, rights, powers and preferences and the qualifications, limitations, and restrictions as the corresponding share of common stock of O-I being converted.

Additional shares of Company Common Stock are authorized for issuance under the Additional Plans assumed by the Company pursuant to the transactions contemplated by the Assignment and Assumption Agreement (the “Additional Plan Shares” and, together with the 2017 Plan Shares, the “Shares”) and will be issuable as a portion of the shares registered on the Registration Statement.  Accordingly, the Amendment adds the Additional Plans to the Registration Statement.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Merger Agreement, the Assignment and Assumption Agreement, the Amendment and the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Amendment.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP